Exhibit 99.1

THE HANOVER INSURANCE GROUP NAMES STEVEN J. BENSINGER

EXECUTIVE VICE PRESIDENT AND SENIOR FINANCIAL OFFICER

- Eugene M. Bullis to Retire as Chief Financial Officer

WORCESTER, Mass. (January 6, 2010) – The Hanover Insurance Group, Inc. (NYSE: THG) today announced the appointment of Steven J. Bensinger as executive vice president and senior financial officer.

Bensinger joined The Hanover today and will be appointed chief financial officer in March, replacing Eugene M. Bullis, who will retire later this year.

“We are very pleased to have Steve join our team,” said Frederick H. Eppinger, chief executive officer at The Hanover. “He is an extremely talented and seasoned financial executive with extensive property and casualty experience. We are confident we will benefit from his many years of experience as we continue to position our organization to compete and win over the long term.”

Bensinger has more than 30 years experience in the financial services business, with most of it in insurance, and in particular, property and casualty insurance.

He began his career in 1976 with Coopers & Lybrand, where he rose to partner in the firm’s financial services practice. In 1987, he joined Skandia America Corporation as senior vice president and chief financial officer, and later was named president and chief operating officer.

Bensinger held senior leadership positions at Chartwell Re Corporation, Trenwick Group Ltd., and Combined Specialty Group, Inc., from 1993 to 2002, before joining American International Group, Inc. as vice president and treasurer in 2002. He was appointed executive vice president and chief financial officer in 2005.

Bullis joined The Hanover in 2007. He plans to retire from the company May 10, 2010, and will work closely with Bensinger in the interim to ensure a smooth transition in financial leadership.

“Gene has provided outstanding leadership as chief financial officer of our company, and has done so during a time of great distress and disruption in the economy and the financial markets,” said Eppinger. “We wish him the best as he enjoys retirement with his family.”

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester; Citizens Insurance Company of America, headquartered in Howell, Mich., and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 30 property and casualty insurers in the United States.

CONTACTS:

Investor Relations	Media Relations
Robert P. Myron	Oksana Lukasheva	Michael Buckley
rmyron@hanover.com	olukasheva@hanover.com	mibuckley@hanover.com
(508) 855-2200	(508) 855- 2063	(508) 855-3099